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Filed pursuant to Rule 424(b)(3)
Registration No. 333-215602

PROSPECTUS

Midstates Petroleum Company, Inc.

14,470,293 Shares of Common Stock

        This prospectus relates to the resale of an aggregate of 14,470,293 shares of our common stock, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The number of shares the selling stockholders may sell consists of 13,473,639 shares of common stock that are currently issued and outstanding and 996,654 shares of common stock that they may receive if they exercise their warrants. The selling stockholders acquired all of the shares of common stock and warrants covered by this prospectus in a distribution pursuant to Section 1145 under the United States Bankruptcy Code in connection with our plan of reorganization that became effective on October 21, 2016. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholders.

        We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholders will be responsible for any underwriting fees, discounts and commissions due to underwriters, brokers-dealers or agents. Please see the section titled "Plan of Distribution" of this prospectus for a more complete description of how the offered common stock may be sold.

        You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the "Where You Can Find More Information" and the "Incorporation by Reference" sections of this prospectus for information about us and our financial statements.

        Our common stock is listed on the NYSE MKT under the symbol "MPO." On February 6, 2017, the last reported sale price of our common stock on the NYSE MKT was $20.10 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 13, 2017.

        Neither we nor the selling stockholders have authorized any dealer, salesman or other person to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus includes "forward-looking statements." All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this prospectus.

        Forward-looking statements may include statements about our:

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  business strategy, including our business strategy post-emergence from bankruptcy;

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  estimated future net reserves from future production of our oil and natural gas reserves and present value thereof;

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  the amount of oil and natural gas recoverable from our oil and natural gas properties;

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  technology;

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  financial condition, revenues, cash flows and expenses;

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  levels of indebtedness, liquidity and compliance with debt covenants;

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  financial strategy, budget, projections and operating results;

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  oil and natural gas realized prices;

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  timing and amount of future production of oil and natural gas;

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  availability of drilling and production equipment;

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  availability of oilfield labor;

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  availability of third party natural gas gathering and processing capacity;

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  the amount, nature and timing of capital expenditures, including future development costs;

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  availability and terms of capital;

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  drilling of wells, including our identified drilling locations;

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  successful results from our identified drilling locations;

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  marketing of oil and natural gas;

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  the integration and benefits of asset and property acquisitions or the effects of asset and property acquisitions or dispositions on our cash position and levels of indebtedness;

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  infrastructure for salt water disposal and electricity;

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  current and future ability to dispose of produced salt water;

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  sources of electricity utilized in operations and the related infrastructures;

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  costs of developing our properties and conducting other operations;

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  general economic conditions;

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  effectiveness of our risk management activities;

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  environmental liabilities;

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  counterparty credit risk;

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  the outcome of pending and future litigation;

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  governmental regulation and taxation of the oil and natural gas industry;

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  developments in oil-producing and natural gas-producing countries;

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  new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting;

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  uncertainty regarding our future operating results; and

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  plans, objectives, expectations and intentions that are not historical.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under "Risk Factors" in this prospectus.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions may change the schedule of any future production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

PROSPECTUS SUMMARY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including "Risk Factors," together with the additional information described under "Incorporation By Reference."

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "our company," "we," "us," "our" and "ours" refer to Midstates Petroleum Company, Inc. and its subsidiary.

 Our Company

        We are an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in the United States. Our operations are primarily focused on exploration and production activities in the Mississippian Lime and the Anadarko Basin.

Chapter 11 Plan of Reorganization

        On April 30, 2016 (the "Petition Date"), we filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). Our Chapter 11 cases (the "Chapter 11 Cases") were jointly administered under the case styled In re Midstates Petroleum Company, Inc., et al., Case No. 16-32237.

        On September 28, 2016, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order Confirming Debtors' First Amended Joint Chapter 11 Plan of Reorganization of Midstates Petroleum Company, Inc. and its Debtor Affiliate (the "Confirmation Order"), which approved and confirmed the First Amended Joint Chapter 11 Plan of Reorganization of Midstates Petroleum Company, Inc. and its Debtor Affiliate as filed on the same date (the "Plan").

        On October 21, 2016 (the "Effective Date"), we satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan, the Plan became effective in accordance with its terms and we emerged from the Chapter 11 Cases.

Principal Executive Offices

        Our principal executive offices are located at 321 South Boston, Suite 1000, Tulsa, Oklahoma 74103, and our telephone number at that address is (918) 947-8550. Information contained on our website, www.midstatespetroleum.com, does not constitute a part of this prospectus.

 The Offering

Common Stock Offered by the Selling Stockholders:	14,470,293 shares, including 996,654 shares of common stock issuable upon exercise of warrants.
Common Stock Outstanding:	24,994,867 shares of common stock outstanding as of February 6, 2017.
Use of Proceeds:	We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders.
NYSE MKT Symbol for Common Stock:	"MPO"
Risk Factors:

Investing in our common stock involves a high degree of risk. See "Risk Factors" and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before deciding whether to purchase shares of our common stock, you should carefully consider the risks and uncertainties described under "Risk Factors" in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

 USE OF PROCEEDS

        The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. See "Principal and Selling Stockholders." Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering.

 MARKET PRICE OF OUR COMMON STOCK

        Our new common stock is quoted on the NYSE MKT under the symbol "MPO" and has been trading since October 24, 2016. No prior established public trading market existed for our new common stock prior to this date. The following table sets forth the per share range of high and low bid information for our common stock as reported on the NYSE MKT for the periods presented.

Quarter Ended:	High	Low
December 31, 2016 (beginning on October 24, 2016)	$22.65	$17.01
March 31, 2017 (through February 6, 2017)	$21.85	$19.83

        On February 6, 2017, the last sale price of our common stock as reported on the NYSE MKT was $20.10 per share. As of February 6, 2017, we had one holder of record of our common stock, based on information provided by our transfer agent.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

        The current directors and executive officers of the Company are as follows:

Name	Age	Title
Frederic F. Brace	59	Chief Executive Officer and Director
Alan J. Carr(l)(2)	46	Chairman and Director
Patrice Douglas(1)(3)	54	Director
Neal P. Goldman(2)	47	Director
Todd R. Snyder(1)(3)	54	Director
Michael S. Reddin(1)(2)	56	Director
Bruce H. Vincent(3)	69	Director
Nelson M. Haight	51	Executive Vice President and Chief Financial Officer
Mitchell G. Elkins	57	Executive Vice President—Operations
Scott C. Weatherholt	39	Vice President—General Counsel & Corporate Secretary
Amelia K. Harding	47	Vice President—Human Resources & Administration

(1)
Member of the Nominating and Governance Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

        The Company's Board of Directors currently consists of seven members. The Company's director's serve for a one year term. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.

        Set forth below is biographical information about each of the Company's executive officers and directors.

        Frederic F. Brace has served as our President and Chief Executive Officer since October 21, 2016 and as a member of our Board of Directors since March 9, 2015. Mr. Brace previously served as Interim President and Chief Executive Officer from March 2015 through October 20, 2016. Mr. Brace has over twenty years of experience in business management and board representations. He is currently Chairman and Chief Executive Officer of Beaucastel LLC and Sangfroid Advisors Ltd. Previously, Mr. Brace worked for Niko Resources, Ltd., an oil and gas company, from August 2013 to December 2014 serving first as Senior Advisor and then as President of the company. From 1988 to 2008, Mr. Brace worked at the UAL Corporation (now United Continental Holdings, Inc.), the parent company of United Airlines, Inc. and Continental Airlines, Inc., where he served as Executive Vice President and Chief Financial Officer of UAL Corporation and United Airlines, Inc. from 2002 to 2008. From 2012 to August 2013 Mr. Brace worked as an independent consultant. Mr. Brace is currently a member of the board of directors of Anixter International and several private companies and has previously served on the board of numerous public and private companies. He received his BS in Industrial Engineering from the University of Michigan in 1980 and his MBA with a specialization in finance from the University of Chicago Graduate School of Business in 1982. We believe Mr. Brace's knowledge of the energy industry and expertise in representing public and private companies allows him to provide valuable insights to our Board of Directors.

        Alan J. Carr has served as a member of our Board of Directors since March 9, 2015. Mr. Carr is an investment professional with twenty years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee. Prior to founding Drivetrain Advisors in 2013,

Mr. Carr was a Managing Director at Strategic Value Partners, LLC where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over nine years. Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Carr currently serves on the board of directors of Tanker Investments Ltd. and Brookfield DTLA Fund Office Trust Investor Inc. Mr. Carr has experience serving on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995. We believe Mr. Carr's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

        Patrice Douglas has served as a member of our Board of Directors since October 21, 2016. Ms. Douglas is the President of Emerging Markets of Premier Consulting Partners, a financial services company, as well as an attorney with the law firm of Latham Wagner Steele and Lehman, where she is Of Counsel. Ms. Douglas currently serves as a member of the board of directors of Avondale Acquisition Corp., ACP Sheet Metal Company, and UR Special Ministries. She previously was a Commissioner at the Oklahoma Corporation Commission, where she served as Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014. Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from April 2008 to October 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008. Ms. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms. Ms. Douglas earned a B.S. degree in computer information systems from Oklahoma Christian University, and a J.D. from the University of Oklahoma College of Law. We believe Ms. Douglas' extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

        Neal P. Goldman has served as a member of our Board of Directors since October 21, 2016 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from July 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations including roles as an independent member of the boards of directors of Lightsquared, Inc., Pimco Income Strategy Fund I & II, and Catalyst Paper Corporation as well as a member of the boards of directors of Jacuzzi Brands and NII Holdings, Inc. Mr. Goldman received a B.A. from the University of Michigan and a M.B.A from the University of Illinois. We believe Mr. Goldman's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

        Todd R. Snyder has served as a member of our Board of Directors since October 21, 2016. Mr. Snyder is an Executive Vice Chairman of North American GFA and Co-Chair of the North American Debt Advisory and Restructuring Group of Rothschild Inc., a leading international investment banking and financial advisory firm. Mr. Snyder has been an advisor to companies in restructurings and reorganizations for twenty-eight years and has been instrumental in a diverse selection of complex transactions, including reorganizations, restructurings, financings, spinoffs, workouts, exchange offers, mergers, divestitures and management-led buyouts. Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director in the Restructuring and Reorganization group at Peter J. Solomon Company and a Managing Director at KPMG Peat Marwick

in the Corporate Recovery Group, where he also was the National Director of the Corporate Recovery Practice for Governmental Enterprises (regulated and privatizing industries). Prior to moving to the investment banking field, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges. Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School. We believe Mr. Snyder's extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

        Michael S. Reddin has served as a member of our Board of Directors since October 21, 2016. Mr. Reddin currently serves on the board of directors of Southcross Holdings GP LLC, a privately-owned midstream company, and has extensive experience in business management and board representations in the oil and gas industry, including with companies such as Berry Petroleum Company, Gulfport Energy, Davis Petroleum Corp., and Kerogen Resources, Inc. From August 2009 to April 2016, Mr. Reddin was the President and Chief Executive Officer of Davis Petroleum Corp and served as Chairman from March 2013 to April 2016. Prior to joining Davis Petroleum Corp., Mr. Reddin was the president and chief executive officer of Kerogen Resources, Inc. from 2008 to 2009, and held two separate vice president roles at BP America, Inc. in the Deepwater Gulf of Mexico (BP's largest upstream unit) related to development and production. Mr. Reddin received a B.S. degree in Mechanical Engineering from Texas A&M University. We believe Mr. Reddin's experience in the energy industry and expertise in representing public and private companies brings important experience and skill to our Board of Directors.

        Bruce H. Vincent has served as a member of our Board of Directors since October 21, 2016. Mr. Vincent served as a director of Swift Energy Company from May 2005 until February 2015 and as President of Swift Energy Company from November 2004 until February 2015. Mr. Vincent previously served in a variety of strategic roles for Swift Energy Company, including as Secretary from February 2008 until August 2012 and from August 2000 until May 2005, as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management from 1990 (when he joined Swift Energy Company) to 2000. Mr. Vincent has previously acted as chairman of the Independent Petroleum Association of America. Mr. Vincent received a B.A. degree from Duke University and a MBA degree from the University of Houston. We believe Mr. Vincent's experience in the energy industry and expertise in representing public companies brings important experience and skill to our Board of Directors.

        Nelson M. Haight has served as our Executive Vice President and Chief Financial Officer since January 2015, and previously served as Senior Vice President and Chief Financial Officer from January 2014 through January 2015, and as our Chief Accounting Officer from August 2013 through January 2014. Mr. Haight previously served as our Vice President and Controller from December 2011 to August 2013. Mr. Haight is a Certified Public Accountant and prior to joining the Company, Mr. Haight was a partner with the audit firms of GBH CPAs from November 2008 to December 2011 and Malone Bailey, PC from July 2007 to November 2008. Prior to those positions, Mr. Haight served in a variety of public accounting and finance roles and began his career in 1988 with Arthur Andersen and Co. Mr. Haight holds a bachelor's degree and a master's degree in public accounting from the University of Texas at Austin.

        Mitchell G. Elkins has served as our Executive Vice President of Operations since January 2015 after his previous role of Vice President of Drilling and Completions, which he held since 2012. Prior to joining the Company, Mr. Elkins worked as the International Drilling Manager for Transatlantic in Instanbul, Turkey from May 2011 through January 2012 and the Drilling and Completions manager for Apache in their Australian operations from July 2006 through April 2011. Prior to that, Mr. Elkins held a variety of roles for Unocal as well as Apache, and also owned a project management company supporting clients such as Apache, Chevron, Perenco, Shell and others in international operations.

Mr. Elkins holds a BS in Control Engineering with a Petroleum Production Base from the University of Texas—Permian Basin.

        Scott C. Weatherholt joined the Company in February 2015 and currently serves as Vice President—General Counsel & Corporate Secretary and Vice President—Land. Prior to joining the Company, Mr. Weatherholt was an attorney at Samson Resources Company, located in Tulsa, Oklahoma from May 2005 to February 2015, where he had most recently held the position of Assistant General Counsel and oversaw Samson's day-to-day legal activities as well as had managerial responsibility for Samson's Land Administration and Division Order Departments. Prior to Samson, Mr. Weatherholt had been engaged in the private practice of law in Tulsa, Oklahoma with the Pray Walker law firm, with an emphasis upon energy and royalty owner litigation. Mr. Weatherholt graduated from the University of Oklahoma with a B.B.A. degree in Finance and the University of Oklahoma College of Law where he received his Juris Doctorate degree. Mr. Weatherholt is a member of the American Bar Association and Oklahoma Bar Association as well as the Association of Corporate Counsel. Mr. Weatherholt is actively involved with the Oklahoma Independent Petroleum Association and is a member of OIPA's legislative and legal committees.

        Amelia K. Harding joined the Company in September 2015 and currently serves as our Vice President Human Resources and Administration. Prior to joining the Company, Ms. Harding worked as the General Manager, Human Resources for Samson Resources Company from March 2012 through September 2015 where she oversaw the HR administration of 1,000 employees in 15 offices. Prior to this role, Ms. Harding served as the Manager, Employee Relations and Recruiting for Samson Resources Company from June 2009 through February 2012. Preceding those positions, Ms. Harding served as Manager, Human Resources for both Southwest United Industries and KOPCO Inc, from 1998-2009. She received her Bachelor of Business Administration degree in Management from Fort Hays State University, and her Master of Human Relations and Organization Development from the University of Oklahoma.

Corporate Governance Guidelines

        The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's Corporate Governance Guidelines cover the following principal subjects:

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  role and functions of the Board of Directors and its Chairman;

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  qualifications and independence of directors;

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  size of the Board of Directors and director selection process;

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  committee functions and independence of committee members;

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  meetings of non-employee directors;

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  self-evaluation;

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  ethics and conflicts of interest (a copy of the current "Corporate Code of Business Conduct and Ethics" is posted on the Company's website at www.midstatespetroleum.com);

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  compensation of the Board of Directors;

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  succession planning;

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  access to senior management and to independent advisors;

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  new director orientation; and

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  continuing education.

        The "Corporate Governance Guidelines" are posted on the Company's website at www.midstatespetroleum.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company's Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The Board of Directors as a whole oversees the Company's assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

  •
  oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy, and the oversight of the Company's policy that limits the Company's authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

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  has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

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  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans.

        The Company's Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company's independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company's risk management function to be relevant to its choice of leadership structure.

        The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

        Audit Committee.    Information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the "Audit Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com.

        The members of the Audit Committee are Messrs. Snyder and Vincent (Chairman) and Ms. Douglas. Messrs. Snyder, Vincent and Ms. Douglas each joined the Audit Committee in October 2016, replacing former Audit Committee members Bruce Stover, Alan J. Carr and Robert E. Ogle. The Audit Committee held six meetings during 2016.

        Compensation Committee.    Responsibilities of the Compensation Committee, which are discussed in detail in the "Compensation Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com, include among other duties, the responsibility to:

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  periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

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  approve the annual salaries, bonuses and share-based awards paid to the Company's executive officers;

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  periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

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  exercise oversight of all matters of executive compensation policy.

        The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

        Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Bonus Plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the vice president level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

        Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer's compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

        The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant's fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2016, the Compensation Committee engaged the services of Willis Towers Watson ("WTW") to provide compensation consulting services and engaged Lyons, Benenson & Company Inc. ("LB&Co") for compensation consulting services on October 11, 2016. In selecting WTW as well as LB&Co as its independent compensation consultant, the Compensation Committee assessed the independence of both WTW and LB&Co pursuant to Securities and Exchange Commission ("SEC") rules and considered, among other things, whether either consultant provides any other services to us, the policies of each consultant that are designed to prevent any conflict of interest between the consultant, the Compensation Committee and us, any personal or business relationship between the consultant and any member of the Compensation Committee or between the consultant and one of our executive officers and whether the consultant owns any shares of our common stock. The terms of each consultant's engagement are set forth in separate engagement agreements that provide, among other things, that the consultant is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Neither consultant provides any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with either consultant.

        Among the services each consultant was asked to perform was apprising the Compensation Committee of, among other things, compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company's executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company's incentive compensation programs. Neither WTW nor LB&Co provided any other services to the Company during the last fiscal year.

        The Compensation Committee does not adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions. The consultant meets privately with the committee at its request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

        The members of the Compensation Committee are Messrs. Goldman (Chairman), Carr and Reddin. Mr. Ogle joined the Compensation Committee in February 2016, replacing Mr. DeMontrond. Messrs. Ogle and Stover served on the Compensation Committee until their replacement by Messrs. Goldman and Reddin in October 2016. The Compensation Committee held five meetings during 2016.

        Nominating and Governance Committee.    The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the "Corporate Governance" section included herein and also in the "Nominating and Governance Committee Charter" that is posted on the Company's website at www.midstatespetroleum.com.

        The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The members of the Nominating and Governance Committee are Messrs. Carr, Reddin, Snyder and Ms. Douglas (Chairman). Messrs. Reddin, Snyder and Ms. Douglas joined the Nominating and Governance Committee in October of 2016, replacing Messrs. Ogle and Stover. Messrs. Knudson and Mogford served on the Nominating and Governance Committee until February 2016. The Nominating and Governance Committee held three meetings during 2016.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Board of Directors has assessed the independence of each non-employee director under the Company's guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that Messrs. Carr, Goldman, Reddin, Snyder, Vincent and Ms. Douglas are independent.

Compensation Committee Interlocks and Insider Participation

        During 2016, no member of the Compensation Committee served as an executive officer of the Company. During 2016, there were no Compensation Committee interlocks with other companies.

Financial Literacy of Audit Committee and Designation of Financial Experts

        The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in October 2016. The Board of Directors determined that each of the Audit Committee members is financially literate and that Mr. Vincent is an audit committee financial expert as defined by the SEC.

 EXECUTIVE COMPENSATION

Overview

        We are currently considered a smaller reporting company for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two next most highly compensated executive officers. We refer to the aforementioned individuals throughout this discussion as the "Named Executive Officers" and their names, titles and positions are as follows:

Name	Title and Position
Frederic F. Brace	President & Chief Executive Officer
Nelson M. Haight	Executive Vice President, Chief Financial Officer
Mitchell G. Elkins	Executive Vice President Operations

        This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2016.

Summary Compensation Table

        The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers during the fiscal years ended December 31, 2015, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederic F. Brace	2016	1,105,448	—	4,026,313	1,438,188	22,414	6,592,363
President and Chief Executive Officer	2015	973,076	—	—	1,362,598	—	2,335,674
Nelson M. Haight	2016	375,000	—	2,910,229	390,300	22,414	3,697,943
Executive Vice President and Chief Financial Officer	2015	375,033	810,000	716,766	420,126	21,200	2,343,125
Mitchell G. Elkins	2016	400,000	21,667	3,103,394	416,320	22,414	3,963,795
Executive Vice President Operations	2015	350,000	208,333	179,828	338,618	21,200	1,097,979

(1)
This column reflects the base salary earned by each Named Executive Officer during the 2016 fiscal year.

(2)
This amount represents the payment of the cash retention award for Messrs. Elkins and Haight. The payment of the cash retention award was designed to pay out on June 1, 2015, January 1, 2016 and June 1, 2016 for Mr. Elkins. For 2015, Mr. Elkins received $50,000 for each cash loyalty award, and $108,333 for the two retention award payments. For 2015, Mr. Haight received $30,000 for each cash loyalty award, and $250,000 for each of the three cash retention award payments.

(3)
For 2016, amounts reflected in the table above are for awards of restricted stock and stock options. Also for 2016, included in the table above are amounts for shares of unrestricted stock and the payment for taxes on 100 unrestricted shares of common stock awarded to each Named Executive Officer. For 2015, amounts reflected in the table above are for awards of restricted stock. All awards are reported based upon the grant date fair value computed in accordance with Financial

  Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 718, excluding the effect of estimated forfeitures.

(4)
The amounts reported in this column reflect the amount paid to each executive at the end of each calendar quarter, concluding in February 2017 with respect to performance in 2016 under our annual short term incentive bonus program. Such amounts for 2016 are preliminary and subject to change.

(5)
These amounts represent a company match of 401(k) contributions made in 2016 including a year-end 401(k) true-up amount of $5,200 for Mr. Brace and $16,106 for Mr. Haight, to be paid in first quarter 2017.

Narrative Disclosure to Summary Compensation Table

  Key Components of Our Compensation Policy

        The compensation program for our Named Executive Officers is comprised of the following five elements:

  •
  base salary;

  •
  annual performance-based cash incentive awards;

  •
  long-term equity-based compensation;

  •
  retention awards; and

  •
  other employee benefits.

        Base Salary.    Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year.

        In connection with the negotiation and approval by the Compensation Committee of new employment agreements with our Named Executive Officers, as further discussed below, the 2016 base salary of Mr. Brace was reduced, effective upon our emergence from the Chapter 11 Cases and is now set at $700,000 per year.

        Annual Performance-Based Cash Incentive Awards.    We have historically used, and expect to continue to use, performance-based cash incentive awards to reward achievement of specified performance goals for the Company as a whole with a time horizon of one year or less.

        In April 2016, in light of the Chapter 11 Cases, the Compensation Committee revised the format of our annual performance-based cash incentive awards to a quarterly incentive program to better motivate management during the pendency of our Chapter 11 reorganization. The Bankruptcy Court approved the participation of our Named Executive Officers in the quarterly performance-based cash incentive program during the pendency of our Chapter 11 reorganization.

        Long-Term Equity-Based Incentives.    We believe a formal long-term equity incentive program is a valuable compensation tool and is consistent with the compensation programs of the companies in our peer group. Prior to our emergence from the Chapter 11 Cases, we maintained a Long-Term Incentive Plan (the "LTIP") which permitted the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions. We did not issue long-term incentive awards to our executives in spring of 2016 due to the ongoing bankruptcy proceedings. However, as approved under the Plan, each of our Named Executive Officers along with certain other executives in leadership roles, received an equity grant in the form of time-vested restricted stock units ("RSUs")

and time-vested stock options upon emergence from the Chapter 11 Cases under the 2016 Long Term Incentive Plan. Each grant of RSUs and stock options will vest as to 1/6 of the award on the six-month anniversary from the Effective Date of our emergence, an additional 1/6 of the award will vest on the 12-month anniversary from the Effective Date of our emergence, a further 1/3 of the award will vest on the 24-month anniversary from the Effective Date of our emergence, and the final 1/3 of the award will vest on the 36-month anniversary from the Effective Date of our emergence. In addition, in the event an executive (including our Named Executive Officers) is terminated by us without Cause or terminates for Good Reason (in each case, as defined in the applicable Named Executive Officer's employment agreement, as discussed further below) or due to death or disability, 100% of the unvested award will immediately accelerate and vest as of the date of such termination.

        Other Employee Benefits.    All of our full-time employees, including our Named Executive Officers, receive the same health and welfare benefits. The benefits include a 401(k) retirement program with a company match of up to 8% of base salary, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as long term disability insurance. We do not currently offer any other retirement or pension program as we feel that the compensation package offered to our Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

Employment Agreements Following Our Emergence From the Chapter 11 Cases

        In connection with our emergence from the Chapter 11 Cases, the Compensation Committee approved new employment agreements with our Named Executive Officers as set forth below.

  Employment Agreement with Mr. Brace

        Effective upon our emergence from the Chapter 11 Cases, we entered into a new employment agreement with Mr. Brace (the "Brace Employment Agreement"). The initial term of the Brace Employment Agreement is one year with automatic extensions for additional one-year periods unless either party provides at least sixty days advance written notice of the intent to terminate the Brace Employment Agreement. Under the Brace Employment Agreement, Mr. Brace receives a minimum annual base salary of $700,000, which may be increased, but not decreased, at any time at the discretion of the Board of Directors. Mr. Brace is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us. Mr. Braces' target annual cash bonus is 100% of his annual base salary. Mr. Brace is entitled to five weeks of vacation each year during the term of the Brace Employment Agreement. The Brace Employment Agreement contains a confidentiality obligation on the part of Mr. Brace of indefinite duration but does not contain any non-competition or non-solicitation obligations on the part of Mr. Brace following the termination of his employment with us.

        Upon a termination of his employment by the Company with or without Cause or by Mr. Brace with or without Good Reason (as each term is defined below), in each case, during the first year of the agreement, Mr. Brace will be entitled to: (i) any accrued but unpaid base salary; (ii) payment of any accrued but unpaid expense reimbursements; (iii) payment for any accrued but unused vacation; (iv) any employee benefits pursuant to the terms of the applicable employee benefit plan; (v) his target bonus, payable in a lump sum; (vi) continuation of his base salary until the end of the initial term (terminable earlier upon his commencement of full-time employment with another entity); and (vii) a monthly cash payment equal to the cost of continued medical, dental and vision coverage for him and his spouse and any eligible dependents for the 24-month period following his termination date (terminable earlier upon his commencement of full-time employment with another entity that provides comparable health and welfare benefits). Additionally, if the termination of employment is by the

Company without Cause or by Mr. Brace for Good Reason, all unvested awards granted to him under the LTIP will vest.

        For purposes of the Brace Employment Agreement, "Cause", in all material respects, means: (i) a breach by Mr. Brace of his obligations under the Brace Employment Agreement, which constitutes nonperformance by him of his obligations and duties thereunder, as determined by us, (ii) commission by Mr. Brace of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by Mr. Brace of any restrictive covenants contained within the Brace Employment Agreement that is not cured within 15 days of Mr. Brace's receipt of written notice thereof, (iv) Mr. Brace's conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of Mr. Brace to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) Mr. Brace's unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Brace's willful and material violation of any federal, state, or local law or regulation applicable to us or its business which adversely affects us that is not cured after written notice from us.

        For purposes of the Brace Employment Agreement, "Good Reason" means any of the following, but only if occurring without Mr. Brace's consent: (i) a material diminution in Mr. Brace's base salary or target bonus opportunity, (ii) a material diminution in Mr. Brace's titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Brace's principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Brace Employment Agreement or agreement pursuant to which Mr. Brace received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

        In the event that Section 280G of the Code applies to any compensation payable to Mr. Brace, the Brace Employment Agreement provides for a Section 280G Best Net Cutback. The Brace Employment Agreement does not provide any obligation for us to pay a "gross-up" or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

  Employment Agreements with other Named Executive Officers

        Effective upon our emergence from the Chapter 11 Cases, we entered into new employment agreements with our Named Executive Officers other than Mr. Brace (the "Employment Agreements"). The initial term of the Employment Agreements is three years with automatic extensions for additional one-year periods unless either party provides at least sixty days advance written notice of the intent to terminate the Employment Agreement. Under the Employment Agreements, each of Mr. Haight and Mr. Elkins receives a minimum annual base salary of $375,000 and Mr. Elkins $400,000, respectively, which, in each case, may be increased, but not decreased, at any time at the discretion of the Board of Directors. Each Named Executive Officer is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us. The target annual cash bonus of Mr. Haight and Mr. Elkins are 80% of their respective annual base salaries. Each executive is entitled to five weeks of vacation each year during the term of the Employment Agreement. The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following his termination of employment with us for any reason.

        Upon a termination of the executive's employment by us for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to (i) the portion of the executive's base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the "Accrued Obligations"), and (ii) any accrued or vested amount arising from the executive's participation in, or benefits under, any incentive plans (the "Accrued Incentives"), which amount was payable in accordance with the terms and conditions of such incentive plans.

        Upon a termination of the executive's employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.5 times (in the case of Mr. Haight) or 1.0 times (in the case of Mr. Elkins) of the applicable Named Executive Officer's base salary plus annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr. Elkins) following the executive's termination of employment.

        Upon a termination of the executive's employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months following a change in control of us, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the highest annual bonus paid to the executive for the three immediately preceding completed fiscal years plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr. Elkins) following the executive's termination of employment.

        For purposes of the Employment Agreements, "Cause", in all material respects, means: (i) a breach by the executive of the executive's obligations under the executive's Employment Agreement, which constitutes nonperformance by the executive of their obligations and duties thereunder, as determined by us, (ii) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by the executive of any restrictive covenants contained within the executive's Employment Agreement that is not cured within 15 days of the executive's receipt of written notice thereof, (iv) the executive's conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of the executive to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) the executive's unlawful use (including being under the influence) or possession of illegal drugs, or (vii) the executive's willful and material violation of any federal, state, or local law or regulation applicable to us or our business which adversely affects us that is not cured after written notice from us.

        For purposes of the Employment Agreement, "Good Reason" means any of the following, but only if occurring without the executive's consent: (i) a material diminution in the executive's base salary or target bonus opportunity, (ii) a material diminution in the executive's titles, positions, authority, duties, or responsibilities, (iii) the relocation of the executive's principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Employment Agreement or agreement pursuant to which the executive received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

        Severance payments made under the Employment Agreement are contingent upon the executive's execution of a valid release of claims. Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

        In the event that Section 280G of the Code applies to any compensation payable to the executives, the Employment Agreements provide for a Section 280G Best Net Cutback. The Employment

Agreements do not provide any obligation for us to pay a "gross-up" or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frederic F. Brace	—	131,773	$19.66	10/21/2026	131,773	2,732,972
Nelson M. Haight	—	95,228	$19.66	10/21/2026	95,228	1,975,028
Mitchell G. Elkins	—	101,553	$19.66	10/21/2026	101,553	2,106,209

(1)
Amounts reported in this column represent time-vested stock options granted on October 21, 2016. The awards vest as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award will vest on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(2)
Amounts reported in this column represent time-vested restricted stock units granted on October 21, 2016. The awards vest as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award will vest on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(3)
The amounts reflected in this column represent the market value of restricted stock unit awards granted to the Named Executive Officers, computed based on the closing share price of the common stock of the Company on December 30, 2016 of $20.74 per share.

Director Compensation

        For 2016 prior to our emergence from the Chapter 11 Cases, our compensation program for our non-employee directors was as follows:

  •
  an annual cash retainer fee of $150,000 and an additional cash retainer fee of $30,000 for the Lead Director/Chairman of the Board;

  •
  $1,500 in cash for each Board of Directors' meeting attended, whether in person or teleconference;

  •
  $1,500 in cash for each committee meeting attended, whether in person or teleconference;

  •
  committee chairpersons received the following annual cash retainers: (a) Audit Committee chair—$15,000, (b) Compensation Committee chair—$10,000, (c) Nominating & Governance Committee chair—$10,000; and (d) Special Committee chair—$10,000; and

  •
  committee members received the following annual cash retainers: (a) Audit Committee member—$7,500, (b) Compensation Committee member—$5,000, (c) Nominating & Governance Committee member—$5,000; and (d) Special Committee member—$5,000.

        Additional quarterly and/or per meeting payments may also be made to the extent any directors are asked to serve on any additional special committees. Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors. In 2016 Mr. Brace was the only director of the Company who was also an employee of the Company. Directors who are employees of First Reserve or Riverstone Holdings or their affiliates do not receive any additional compensation from us for their service on our Board of Directors and have entered into other compensation arrangements with First Reserve or Riverstone, respectively, for the services they provide to us on behalf of those entities. During 2016, John Mogford and George DeMontrond were each employed with (or provided consulting services to) either First Reserve or Riverstone and, as such, received no compensation from us for their service on our Board of Directors.

        In conjunction with our emergence from the Chapter 11 Cases, our Compensation Committee reviewed the compensation of our non-employee directors and determined that it was appropriate to revise their compensation to provide the following compensation package:

  •
  Chairman of the Board annual cash retainer: $112,500; and annual equity retainer in RSUs equivalent to $210,000;

  •
  Regular Director annual cash retainer: $75,000, and annual equity retainer in RSUs equivalent to $140,000, which, for the grant made in 2016, will vest on the first to occur of (i) December 31, 2017, (ii) the non-employee director's termination of directorship (other than for "Cause"), (iii) the non-employee director's death, or (iv) the non-employee director's disability, which our Compensation Committee believes will align our non-employee directors' interests with those of our shareholders on an annual basis;

  •
  Audit Committee Chair additional retainer: $25,000, and Audit Committee member additional service retainer: $12,500;

  •
  Compensation Committee Chair additional retainer: $15,000, and Compensation Committee member additional service retainer: $7,500;

  •
  Nominating Chair additional retainer: $10,000, and Nominating member additional service retainer: $5,000.

        Additionally, all non-employee directors received a one-time grant of RSUs with a grant-date value equal to $250,000, and vesting on the first business day following the date on which the Adjusted Share Price of our common stock is equal to or greater than $30 (the "Director LTIP" award). Our Compensation Committee believes that an additional grant of equity-based awards is necessary to immediately align our non-employee directors' interests with those of our shareholders generally, as our non-employee directors did not hold equity as of our emergence from the Chapter 11 Cases. The Director LTIP award will vest only if our share price materially increases from its price on the date the Director LTIP was granted. The Director LTIP award is subject to accelerated vesting in the event we undergo a Change in Control (as defined in our 2016 Long Term Incentive Plan) and any unvested Director LTIP is subject to forfeiture on the first to occur of (i) the fifth anniversary of the grant date or (ii) a recipient's termination of directorship for any reason.

        For purposes of the Director LTIP award, "Adjusted Share Price" means the sum of (a) the average of the closing prices of our common stock during the 60 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (y) the aggregate value of any dividends paid on shares of common stock over the period beginning on the grant date and ending on the measurement date

        Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director's participation in our general education and orientation program for directors.

        In November 2016 following our emergence from the Chapter 11 Cases, each non-employee director was granted (i) a proportionate amount of RSUs attributable to the fourth quarter of 2016, (ii) a grant of RSUs pursuant to the Director LTIP described above, and (iii) a grant of RSUs attributable to the applicable non-employee director's service on our Board of Directors in 2017. The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Alan J. Carr	219,910	514,443	734,353
Patrice Douglas	25,412	426,956	452,368
Todd R. Snyder	24,162	426,956	451,118
Neal P. Goldman	23,537	426,956	450,493
Michael S. Reddin	22,912	426,956	449,868
Bruce H. Vincent	26,037	426,956	452,993
Thomas C. Knudson(3)	23,200	—	23,200
George A. DeMontrond(3)	—	—	—
John Mogford(3)	—	—	—
Robert Ogle(3)	187,510	—	187,510
Bruce Stover(3)	164,835	—	164,835

(1)
Includes annual cash retainer fee, board and committee meeting fees, a cash payment for the taxes attributable to the 100 shares of unrestricted common stock issued on the Effective Date and committee chair and member fees for each non-employee director during fiscal year 2016 as more fully explained in the preceding paragraphs.

(2)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock unit awards granted under our 2016 Long Term Incentive Plan on October 21, 2016, computed in accordance with FASB ASC Topic 718. The Stock Awards include (i) a pro-rata portion of the non-employee director's annual equity award in respect of 2016, (ii) the full amount of the non-employee director's annual equity award in respect of 2017, and (iii) the non-employee director's Director LTIP award, as more fully explained in the preceding paragraphs. Also included are the award of 100 unrestricted shares of common stock.

(3)
These non-employee directors were no longer directors at the conclusion of the 2016 fiscal year.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth as of February 7, 2017 information regarding the beneficial ownership of our common stock and shows the number of shares of common stock and the percentage owned by:

  •
  each member of our board of directors and each of our named executive officers;

  •
  all of the executive officers and members of the board of directors as a group; and

  •
  each person known to beneficially own more than 5% of our common stock, each of whom is a selling stockholder.

        On October 21, 2016, we entered into an agreement containing registration rights with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. We are registering the common stock described in this prospectus pursuant to this agreement. The following table also sets forth the maximum number of shares of our common stock to be sold by the selling stockholders, the name of each selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares and percentage of our common stock to be owned by such stockholders after completion of the offering, assuming the sale of all shares of common stock offered hereby.

        Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

        Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

        All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, selling stockholders, directors or named executive officers, as the case may be. We have not sought to verify such information.

					Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
	Shares of Common Stock Beneficially Owned Prior to the Offering(1)
				Number of Shares of Common Stock Being Offered Hereby
	Number		Percentage		Number	Percentage
Selling shareholders:
Avenue Capital funds(3)	3,494,914		13.98%	3,494,914	0	*
Centerbridge funds(4)	4,582,301	(5)	18.33%	4,582,301	0	*
Fir Tree funds(6)	6,393,078		25.58%	6,393,078	0	*
Other 5% shareholders:
Man Group plc(7)	1,421,123		5.69%	—	—	—
Pine River Capital Management L.P.(8)	1,504,444		6.02%	—	—	—
Directors and named executive officers:
Alan J. Carr	13,451	(8)	*	—	—	—
Frederic F. Brace	131,873	(9)	*	—	—	—
Patrice Douglas	9,001	(10)	*	—	—	—
Neal P. Goldman	9,001	(11)	*	—	—	—
Todd R. Snyder	9,001	(12)	*	—	—	—
Michael S. Reddin	9,001	(13)	*	—	—	—
Bruce H. Vincent	9,001	(14)	*	—	—	—
Nelson M. Haight	95,328	(15)	*	—	—	—
Mitchell G. Elkins	101,653	(16)	*	—	—	—
Scott C. Weatherholt	47,678	(17)	*	—	—	—
Amelia K. Harding	37,347	(18)	*	—	—	—
All directors and executive officers as a group (12 persons)	472,335		1.84%	—	—	—

*
Less than 1%

(1)
The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, convertible preferred stock, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2)
Assumes the exercise of all warrants and the sale of all shares held by the selling stockholders covered by this prospectus and assumes the selling stockholders do not acquire beneficial ownership of any additional shares of our common stock. The selling stockholders are not obligated to sell any of the shares of our common stock covered by this prospectus. Also assumes no sale by us of shares of our common stock under this registration statement.

(3)
Comprised of 3,494,914 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. ("Avenue Energy Opportunities Fund"). Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund. GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC. Avenue Capital Management II, L.P. is the investment adviser to Avenue Energy Opportunities Fund, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC and Avenue Capital Management II GenPar, LLC. Each of the foregoing individuals and entities share the power to vote common stock held by Avenue Energy Opportunities Fund. The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(4)
Includes 1,204,284 shares of common stock (including 243,053 shares of common stock issuable upon exercise of warrants) held by Centerbridge Credit Partners, L.P. ("Onshore Fund"), 1,068,913 shares of common stock (including 314,836 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Special Credit Partners II AIV III, L.P. ("SC II AIV III"), 500,970 shares of common stock (including 77,838 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Credit Partners Offshore Intermediate III, L.P. ("Offshore Int III") and 1,808,134 shares of common stock (including 360,927 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Credit Partners TE Intermediate I, L.P. ("TE Int I").

Centerbridge Credit Partners General Partner, L.P. ("Credit GP") is the general partner of Onshore Fund and TE Int I. Centerbridge Credit Partners Offshore General Partner, L.P. ("Credit Offshore GP") is the general partner of Offshore Int III. Centerbridge Credit Cayman GP Ltd. ("Credit Cayman GP") is the general partner of Credit GP and Credit Offshore GP. Centerbridge Special Credit Partners General Partner II, L.P. ("SC II GP") is the general partner of SC II AIV III. CSCP II Cayman GP Ltd. ("SC II Cayman GP") is the general partner of SC II GP. Credit GP and Credit Cayman GP share the power to vote and invest the common stock held by Onshore Fund and TE Int I. Credit Offshore GP and Credit Cayman GP share the power to vote and invest the common stock held by Offshore Int III. SC II Cayman GP and SC II GP share the power to vote and invest the common stock held by SC II AIV III. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control each of Onshore Fund, TE Int I, Offshore Int III and SC II AIV III. Each of Credit GP, Credit Offshore GP, Credit Cayman GP, SC II GP, SC II Cayman GP, Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of such securities. The principal address of the foregoing individuals and entities is 375 Park Avenue, 12th Floor, New York, NY 10152.

(5)
Includes shares issuable upon exercise of warrants.

(6)
Comprised of 1,065,256 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 3,852,002 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 109,494 shares of common stock held directly by FT SOF IV Holdings, LLC, 127,358 shares of common stock held directly by FT SOF V Holdings, LLC and 1,238,968 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC. Fir Tree Inc., is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of our common stock beneficially owned by each of the foregoing entities. The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

(7)
The principal address of this entity is Riverbank House, 2 Swan Lane, London EC4R 3AD, United Kingdom.

(8)
The principal address of this entity is 601 Carlson Parkway, 7th Floor, Minnetonka, MN 55305.

(9)
Includes 13,351 restricted stock units ("RSUs").

(10)
Includes 131,773 RSUs.

(11)
Includes 8,901 RSUs.

(12)
Includes 8,901 RSUs.

(13)
Includes 8,901 RSUs.

(14)
Includes 8,901 RSUs.

(15)
Includes 8,901 RSUs.

(16)
Includes 95,228 RSUs.

(17)
Includes 101,553 RSUs.

(18)
Includes 47,578 RSUs.

(19)
Includes 37,247 RSUs.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In the ordinary course of our business, we may enter into transactions with our directors, officers and 5% or greater shareholders.

  Registration Rights Agreement

        On the Effective Date, we entered into a registration rights agreement (the "Registration Rights Agreement") with certain of the pre-emergence creditors that received shares of our common stock (the "Common Stock") on the Effective Date (the "Holders"), as provided in the Plan. The Registration Rights Agreement provides resale registration rights for the Holders' Registrable Securities (as defined in the Registration Rights Agreement).

        Pursuant to the Registration Rights Agreement, we are required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 days of the Effective Date. We are required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities.

        Additionally, holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Qualified Holders (as defined in the Registration Rights Agreement) may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act, provided that such offering is expected to yield aggregate gross proceeds of at least $25 million and we are not otherwise in violation of our obligation to file a Shelf Registration Statement. Under their underwritten offering registration rights, Holders also have certain rights to demand that we effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. We shall not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million. We are not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within 90 days of either a demand registration or an underwritten offering. The Registration Rights Agreement also provides customary piggyback registration rights.

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

        The obligations to register shares under the Registration Rights Agreement will terminate with respect to us and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

DESCRIPTION OF CAPITAL STOCK

  Authorized Capitalization

        The Company's authorized capital stock consists of 300,000,000 shares, which include 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share.

  Common Stock

        Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the "DGCL"). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

  Preferred Stock

        Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

  Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law, and our Certificate of Incorporation and our Amended and Restated Bylaws (the "Bylaws") described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Delaware Law

        We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or Bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We elected to "opt out" of the provisions of Section 203.

  Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of our Certificate of Incorporation and amended and restated Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our Certificate of Incorporation and Bylaws:

  •
  permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by the affirmative vote of the holders of a majority of our then outstanding common stock);

  •
  provide that our amended and restated Bylaws may only be amended by the affirmative vote of the holders of a majority of our then outstanding common stock or by resolution adopted by a majority of the directors); and

  •
  provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board or the board of directors;

  •
  eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice; and

  •
  not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

  Limitation of Liability and Indemnification Matters

        Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        Our Certificate of Incorporation and amended and restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and amended and restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

  Other Rights

        Under the terms of our Certificate of Incorporation and the Bylaws, we are prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

 PLAN OF DISTRIBUTION

        As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the common stock by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold include:

  •
  privately negotiated transactions;

  •
  underwritten transactions;

  •
  exchange distributions and/or secondary distributions;

  •
  sales in the over-the-counter market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  short sales;

  •
  through the writing of options on the shares, whether or not the options are listed on an options exchange;

  •
  through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell common stock pursuant to Section 4(a)(2) of the Securities Act or under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

        Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.

        In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

        Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

 EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty) incorporated herein by reference. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

 WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock common stock that may be issued upon exercise of warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

 INCORPORATION BY REFERENCE

        We "incorporate by reference" information from other documents that we file with the SEC into this prospectus, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

        The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Our Quarterly Reports on Form 10-Q, as filed with the SEC on May 13, 2016, August 12, 2016 and November 10, 2016;

  •
  Our Current Reports on Form 8-K, as filed with the SEC on February 9, 2016, February 16, 2016, April 1, 2016, April 4, 2016, May 2, 2016 (filed at 6:04 a.m. EST), July 6, 2016, September 7, 2016, October 4, 2016, October 27, 2016, November 29, 2016 and January 17, 2017; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 21, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

        We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of the registration statement and prior to the termination of the offering.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Midstates Petroleum Company, Inc.
321 South Boston, Suite 1000
Tulsa, Oklahoma 74103
(918) 947-8550